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EXHIBIT 99.1

                                  PRESS RELEASE


           PEREGRINE PHARMACEUTICALS ANNOUNCES $2.2 MILLION INVESTMENT
                          FROM INSTITUTIONAL INVESTORS

TUSTIN, CALIF., - FEBRUARY 4, 2002 - Peregrine Pharmaceuticals (Nasdaq: PPHM) announced today that it has closed an offering for $2.2 million off of the shelf Registration Statement on Form S-3 it filed with the Securities and Exchange Commission. The shares of common stock were sold to two institutional investors. The Company now has over $11 million in cash to fund its clinical trials, contract manufacturing operations, research and development and other corporate activities.

"We are pleased to have current investors continue to show confidence in our business plans by investing additional capital in the company," said Edward Legere, President and CEO of Peregrine.

Zimmer Lucas Partners, LLP of New York led the offering. Also participating in the offering was Vertical Capital Holdings Ltd. of New York. The Company issued
1.1 million common shares and warrants, exercisable on a cash basis only, to purchase an additional 275,000 common shares. In addition, the Company issued 50,000 shares to Atlas Capital Services, LLC, who acted as placement agent in connection with the sale to Zimmer Lucas Partners, LLP.

ABOUT PEREGRINE PHARMACEUTICALS, INC.

Peregrine Pharmaceuticals is a biopharmaceutical company focused on the development, commercialization, and licensing of unique technologies for the treatment of cancer, primarily based on its "collateral targeting technologies." These technologies target cell structures and cell types that are common among solid tumor cancers, giving them broad applicability across various tumor types. In clinical and pre-clinical studies, collateral targeting technologies have been shown to deliver various anti-cancer compounds selectively to the tumor site without causing damage to surrounding healthy tissue.

Peregrine has three collateral targeting technologies: Tumor Necrosis Therapy
(TNT), Vasopermeation Enhancement Agents (VEA), and Vascular Targeting Agents
(VTA). The Company's lead anti-cancer drug, CotaraTM, is currently in a multi-center Phase II clinical study for the treatment of brain cancer and in four Phase I clinical studies for the treatment of colorectal, pancreas, liver, soft tissue sarcoma and biliary cancers. Peregrine recently finalized a Cotara Phase III brain cancer study design with the FDA and expects to enroll patients under this protocol in the first quarter of 2002. Cotara has received fast track and orphan drug status from the FDA. The Company also has a direct tumor targeting agent called Oncolym(R) for the treatment of advanced non-Hodgkin's B-cell Lymphoma, which is currently in a multi-center Phase I/II. Copies of Peregrine press releases, SEC filings, current price quotes and other valuable information for investors may be found on the websites http://www.peregrineinc.com.

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Safe Harbor Statement: This release may contain certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ from the company's expectations as a result of risk factors discussed in Peregrine's reports on file with the U.S. Securities and Exchange Commission, including, but not limited to, the company's report on Form 10-K for the year ended April 30, 2001 and on Form 10-Q for the quarter ended October 31, 2001.